Exhibit 99.1

Primoris Services Corporation Announces Appointments of James A. Greer and Oscar K. Brown to Board of Directors

Dallas, TX – August 31, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced the appointments of James A. Greer and Oscar K. Brown to the Company’s Board of Directors, effective October 1, 2026, increasing the number of Directors of the Company to ten members.

David L. King, Primoris’ Chairman of the Board commented, “We are excited to welcome Jim and Oscar to the Primoris Board of Directors. Jim is a highly respected industry leader whose decades of experience overseeing critical electric transmission and distribution operations, engineering and asset management will bring valuable operational and technical expertise to the Board. Oscar is an accomplished executive and public company director whose leadership experience spans energy infrastructure, corporate strategy, business development, finance and governance. Their backgrounds will complement and strengthen the Board's oversight capabilities, broaden our strategic perspective and support Primoris as we pursue sustainable growth and create long-term value for our shareholders.”

Mr. Greer has over 40 years of experience in the energy delivery markets, with leadership experience at both the corporate and operating subsidiary level. He served as Executive Vice President and Chief Operating Officer of Oncor Electric Delivery Company LLC (“Oncor”) from October 2011 until his retirement in 2025. From October 2007 until October 2011, he served as Oncor’s Senior Vice President, Asset Management and Engineering and was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. Since joining Oncor’s predecessor in 1984, Mr. Greer held a number of leadership positions within Oncor and its predecessors and affiliates in such areas as engineering, operations, and governmental relations.

Mr. Brown has more than 25 years of experience in the energy industry. Mr. Brown has served as President, Chief Executive Officer for Western Midstream Partners, LP (“Western Midstream”) (NYSE: WES) since October 2024. Additionally, he has served as a member of Western Midstream’s Board of Directors since August 2019, including as Chair of the Sustainability Committee from February 2021 to October 2024.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

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Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Sr. Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com